Exhibit 99.1

Creative Learning Corp Files its 3rd Quarter 10Q

St. Augustine, Fla., August 28, 2017 – Creative Learning Corp (OTC:CLCN) –

Third Quarter Operating Results for Fiscal year 2017.

The Company reported a net loss of $831,524 or $.07 per share compared to a net loss of $100,593, or $.01 per share, in the same quarter last year. The Company will hold a conference call at 2:00 p.m. ET on September 5th, 2017 to discuss these results.

Shareholders and interested participants may listen to a live broadcast of the conference call by dialing +1 (872) 240-3212 and referencing participant code 603-153-509 or the join the meeting at https://global.gotomeeting.com/join/603153509 approximately 10 minutes prior to the call. An audio file of the call will also be archived for one week, and may be accessed via our website.

Initial franchise fees decreased approximately $236,000 for the three months ended June 30, 2017 when compared to the three months ended June 30, 2016. The decrease was due to BFK not selling any domestic franchises and the long lead time for international sales. Royalty fees also decreased approximately $65,000 when compared to the quarter ending June 30, 2016. The decrease in royalties is related to the loss of some franchisees that the Company has not been able to replace with the sales of new franchises.

Operating expenses decreased by approximately $41,000 to approximately $953,000 in the quarter ended June 30, 2017 from approximately $995,000 in the quarter ended June 30, 2016, due to significant decreases in franchise consulting and commissions of $220,000 and professional fees and legal settlements of $133,000 offset by an increase of $312,000 in stock-based compensation expense for options recently granted. There was no stock-based compensation expense in the prior comparable period. The stock-based compensation expense relates to options granted primarily to the Board for their service. The decrease in consulting and commissions is partly due to lower commissions and lower consulting fees. Professional fees and legal settlements decreased for the three months ended June 30, 2017 due to the Company having fewer legacy issues than in the prior period. The Company also recorded a loss of $77,000 on the impairment of certain intangible assets.

In comparing the results for the three months ended June 30, 2017 to the same period in the prior year, the revenues are down, and the decrease was slightly offset by a decrease in operating costs. The operating cost decreases were significantly offset by the increase of $312,000 in stock-based compensation expense during the period for options recently granted. Also during the period, management increased the valuation allowance on the deferred tax assets which contributed to the income tax expense of $433,065 for the three months ended June 30, 2017. The net loss from operations was $831,524 for the three months ended June 30, 2017 or $730,913 greater than the loss in the three months ended June 30, 2016.

First Nine Months Results for Fiscal year 2017.

Initial franchise fees were $576,000 lower in the nine months ended June 30, 2017 when compared to the same period in the prior year. The decrease was due to BFK not selling any domestic franchises and the long lead time for international sales. Royalty fees were flat when compared to the nine months ended June 30, 2016.

Operating expenses decreased by approximately $2,044,000 to approximately $2,546,000 in the nine months ended June 30, 2017 from approximately $4,590,000 in the nine months ended June 30, 2016, due to significant decreases in professional fees and legal settlements of $1,061,000, in advertising expense of $402,000, and in other general and administrative expenses of $310,000 offset by stock-based compensation expense of $312,000 for stock options recently granted. There was no stock-based compensation expense in the prior comparable period.

Also, during the period, management increased the valuation allowance on the deferred tax assets which contributed to the income tax expense of $356,107 for the nine months ended June 30, 2017. The loss from operations for the nine months ended June 30, 2017 was approximately $1,011,000 which was an improvement of $341,000 over the same period in the prior year, primarily due to the decrease in operating expenses.